Exhibit 23

INDEPENDENT PUBLIC ACCOUNTANT’S CONSENT

We consent to the use in this Form 8-K/A1 of Washington Real Estate Investment Trust (“WRIT”) of our reports dated May 17, 2007, relating to the audited historical summaries of gross income and direct operating expenses of 270 Technology Park, Monument II and 2440 M Street for the year ended December 31, 2006. We also consent to the incorporation by reference of our reports in WRIT’s Form S-8, File No. 33-63671, Form S-8, File No. 333-48081, Form S-8, File No. 333-48882, Form S-3, File No. 333-54704, Form S-4, File No. 333-48293, Form S-8, File No. 333-68016, and Form S-3, File No. 333-136921.

/s/ ARGY, WILTSE & ROBINSON, P.C.

McLean, Virginia
May 24, 2007